EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Household International, Inc.

HFC Bank plc Profit Sharing Scheme:

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-8, relating to the offering of up to 65,295 shares of Common Stock, Par Value $1 per Share, filed with the Securities and Exchange Commission on or about October 2, 2001, of our report dated January 15, 2001, included in Household International, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000, and to all references to our Firm included in this registration statement.

/s/ Arthur Andersen LLP

Chicago, Illinois

October 2, 2001